EXHIBIT 10(rr)

                                 Ogilvy & Mather
                                 Worldwide Plaza
             309 West 49th Street * New York, New York * 10019-7399
       Telephone: (212) 237-4000 * Telex 12279 * Facsimile: (212) 237-5123

September 12, 1997

Mr. Robert Connery
Sandbox Entertainment
420 Fifth Avenue
New York, NY  10018

Dear Robert:

This serves as a binding agreement between Ogilvy & Mather, as agent of IBM, and Sandbox Entertainment for the sponsorship of the Trade Center, MBA Challenge and Blue Chip Challenge on Final Bell (www.finalbell.com) on behalf of IBM, its wholly-owned subsidiaries, and its business partners for IBM.

Flight:  September 15, 1997 - March 14, 1998

Net Cost:  $180,000

Impression Guarantee:  1,000,000

Sponsorship Details:  Based on Sandbox Proposal dated August 20, 1997

Placement Restrictions: IBM banners/logos are not to appear in conjunction with any chat room without express written permission from IBM.

Bannerviews are defined as the number of times that IBM's ad banner has been fully downloaded. In reporting and for guarantee purposes please remove all impressions from ogilvy.com.

Makegoods: Should vendor fail to reach the guaranteed number of bannerviews/mo, Client will receive a credit in the amount prorated of missed impressions or the completion of missed banners and 10% penalty for all banners missed above and beyond the guarantee.

Bonus: Client will not be charged for any amount of Bannerviews over guaranteed amount.

Media:  Contact Andy Hueser for any media questions at 212-237-6696.

Traffic:  Contact Navarre Joseph for any questions on traffic  instructions  at:
212-237-6429

Billing: To insure that you get paid properly and in a timely fashion, all invoices must include the name of this campaign on the billing. We cannot assure timely payment of invoices that do not include the campaign name.
This campaign is:  "IBM Brand e-Business".

Reports: Reports, which include Bannerview and Catches to the IBM Banner, will be generated on a weekly basis and sent to Jason Miller via Email:

jason.miller @ ogilvy.com. Please email online reporting instructions to them as well. A 3rd-Party Audited Statement specifically detailing the number of BannerViews should be both Emailed or Faxed and mailed to: Jeff Minsky, Ogilvy & Mather, 309 West 49th St., 6th Floor, New York, NY 10019. As these reports provide the basis for fulfillment of our agreement, please provide them on a timely basis.

Technology Requirements
-----------------------
By signing this contract you agree to the following technology requirements. Failure to accept the below technology on your site after signing this contract will result in Ogilvy & IBM ceasing all IBM activity on your site.

The technology requirements you agree to:

o Site must have capability to post an HTML based/enhanced banner composed of multiple graphics as well as a CGI based form pull down menu all contained within HTML table coding.

o Site must have ability to host the CGI script necessary to execute the pull down menu requests.

o Site must have ability to run javascript banners and embedded coding associated with these banners.

o Site must confirm that their ability to post these banners will have no effect upon tracking data made available to Ogilvy & IBM.

Cancellation:
Should vendor fail to deliver any of the agreed upon advertising media or reports, client reserves cancellation privileges without penalty.

Should IBM's logo or advertising banner appear in conjunction with any inappropriate material, such as nudity, foul language, hatred sites, anarchy sites (ie., how to make a bomb), this contract is null and void and the site, IBM, agrees to indemnify IBM from any legal action that may ensure.

All information in this agreement and attached IBM guidelines are confidential and proprietary. Any breach in confidentiality will serve to nullify this agreement.

By posting advertising, you acknowledge receipt of and agree to comply with Ogilvy & Mather's on-line advertising guidelines, effective June 1, 1997 attached hereto. Failure to comply with this agreement without prior Ogilvy & Mather approval, may result in the nullification of the agreement. Payment may be withheld for all activity, and you will further be held responsible for any and all damages associated with non-compliance.

Should you have any questions, please call.

Sincerely,



Andrew Hueser
Interactive Media Planner
cc:  S. Schiekofer (O&M)
     J. Minsky

Please sign and return to indicate  acceptance of this agreement.
                                                         Fax to: (212) 237-6072.

Name:    /s/ James A. Layne                          Date:    September 15, 1997
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Name:                                                Date:
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
                                                                 Sandbox.net
                                                                 -----------
     www.sandbox.net     info@sandbox.net    602.468.6400    2231 East Camelback
                                                602.468.6401 FAX       Suite 324
                                                               Phoenix, AZ 85016

                                                           Sandbox Entertainment
                                                                     Corporation


September 23, 1997

Andy Hueser
Interactive Media planner
Ogilvy & Mather
309 West 49th Street
New York, NY  10019-7399

Dear Andy:

Attached you will find the signed copy of the contract. Per our conversation in the September 16 meeting, this letter will confirm your agreement to the following changes to the contract between Ogilvy & Mather, as agent of IBM, and Sandbox Entertainment for the sponsorship of the Trade Center in Final Bell.

o Under "Bannerviews are defined as the number of times that IBM's ad banner has been fully downloaded", Sandbox does not count fully downloaded banner impressions.

o    Under  "In  reporting  and  for  guarantee   purposes   please  remove  all
     impressions  from  ogilvy.com."   Sandbox  will  adjust  total  impressions
     downward by 1/10th of 1% to cover this request.

o Counting for impression Guarantee: per your email, this is clarification of impression counting. "Regarding the impressions, the header can count towards the guaranteed impressions as long as there is nothing else fixed on the page (banner) that is counting towards guaranteed impressions. In other words if a user is on the page with the header and a banner, this should not be considered 2 impressions it should only be 1 impression."

o Technology Requirements: Sandbox will display the various types of ad technologies outlined in the agreement, however it will have an effect on the tracking data made available to Ogilvy and IBM. Sandbox is currently upgrading its ad delivery software to accommodate the various ad technologies and reporting criteria. This software should be available in the fourth quarter on 1997.

o Finally, Sandbox is contracting with ABVS, the auditing service, to generated reports on overall web site information, and not individual ad campaigns. A fourth quarter start date for the audit process is scheduled.

Reporting impressions and clicks by creative is handled internally by Sandbox.

Sincerely,


James A. Layne
Vice President Marketing

JL/bb

enclosures
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